ADDENDUM TO SCHEDULE II

Merit Tactical Treasury Fund

Class A Shares

Class C Shares

No Load Shares

[  ] basis points on first [$] million

[  ] basis point anything over [$] million

[$] on DTC Trades

[$] on checks or wires

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the  Custody  Agreement dated November 2, 2004, this ___ day of ___________, 2005.

MERIT ADVISORS INVESTMENT TRUST

THE BANK OF NEW YORK

By:_______________________________

By:________________________

      J. Paul Cunningham, President